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                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 15

CERTIFICATION  AND  NOTICE  OF TERMINATION  OF  REGISTRATION
UNDER  SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF  1934
OR  SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                 Commission File Number     0-14090

         AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP
   (Exact name of registrant as specified in its charter)


       30 East 7th Street, Suite 1300, St. Paul, Minnesota 55101
(Address, including zip code, of registrant's principal executive offices)

                          (651) 227-7333
             (Telephone number,including area code)

                    Limited Partnership Units
  (Title of each class of securities covered by this Form)

                          None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(i)  [ ]
   Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii) [ ]
   Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
   Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]

Approximate number of holders of record as of the certification or
notice date:    0

Pursuant to the requirements of the Securities Exchange Act of 1934 AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                          /s/ Patrick W Keene
Date: December 22, 2004   By: Patrick W Keene, Chief Financial Officer
                          AEI Fund Management 86-A Inc
                          General Partner